Exhibit 4.1

CERTIFICATE OF DESIGNATIONS FOR
SERIES A CONVERTIBLE PREFERRED STOCK
OF GUARANTY BANCORP

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Guaranty Bancorp (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon its Board of Directors by the Company’s Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the DGCL, its Board of Directors, at a meeting duly called and held on August 4, 2009, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series A Convertible Preferred Stock, par value $0.001 per share, with a stated value of $1,000 per share, consisting of up to 73,280 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions that are set forth in the Company’s Amended and Restated Certificate of Incorporation and in this Resolution as follows:

Section 1.                                            Designation and Regulatory Capital Treatment.  There is hereby created out of the authorized and unissued shares of preferred stock of Guaranty Bancorp (the “Company”) a series of preferred stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).  The number of shares constituting such series shall be 73,280.  Such series shall have a par value per share of $0.001.

The Company hereby acknowledges and confirms that, notwithstanding the treatment of the Series A Preferred Stock for purposes of the Delaware General Corporation Law, 8 Del C. § 101 et seq. (the “DGCL”), for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System appearing at 12 C.F.R. Part 225 (Appendix A) and 12 C.F.R. Part 225 (Appendix B), as applicable, and for purposes of subsequent regulatory reporting, the Series A Preferred Stock constitutes cumulative preferred stock as described therein and is subject to the limitations on cumulative preferred stock contained therein.

Section 2.                                            Definitions.  The following terms have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Applicable Regulatory Approval” means, with respect to a particular Holder, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such Holder to acquire the shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by it or to own or control such shares of Common Stock (taking into account Section 8(c), Section 9(g) and Section 9(h)) and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

“Board of Directors” means the board of directors of the Company or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of New York or Colorado.

“Castle Creek” means Castle Creek Capital Partners III, L.P.

“Certificate of Designations” means this Certificate of Designations of the Series A Preferred Stock.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended prior to the Issue Date and as amended by this Certificate of Designations and as may be further amended.

“Closing Price” of the Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date as reported by the NASDAQ Stock Market, or, if the Common Stock (or such other property) is not listed on the NASDAQ Stock Market, then as reported by the principal national securities exchange on which the Common Stock (or such other property) is listed, or if the Common Stock (or such other property) is not so listed or quoted on a U.S. national securities exchange, or, if no closing price for the Common Stock (or such property) is so reported, the last quoted bid price for the Common Stock (or such property) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or such property) on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. For the purposes of this Certificate of Designations, all references herein to the closing sale price and the last sale price reported of the Common Stock (or other property) on the NASDAQ Stock Market shall be the closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and the last reported sale price on the website of the NASDAQ Stock Market shall govern.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Conversion Date” has the meaning set forth in Section 10(a).

“Conversion Notice” has the meaning set forth in Section 9(b).

“Conversion Price” means, for each share of Series A Preferred Stock, $1.80; provided, however, that:

(i)                                     in the event of the occurrence of an Unpaid Dividend as to a Dividend Payment Date (such Dividend Payment Date, the “First Missed Dividend Date”) and the failure of the Company to  pay such Unpaid Dividend by the Dividend Payment Date in the twelfth calendar month after the First Missed Dividend Date (such Dividend Payment Date, the “First Missed Dividend Adjustment Date”), the Conversion Price shall decrease on the first Business Day following the First Missed Dividend Adjustment Date by $0.04 with respect to the Unpaid Dividend relating to the First Missed Dividend Date and by an additional $0.04 with respect to  each Unpaid Dividend, if any, as to a Dividend Payment Date after the First Missed Dividend Date to and including the First Missed Dividend Adjustment Date;

(ii)                                  in the event of the occurrence of an Unpaid Dividend as to a Dividend Payment Date after the First Missed Dividend Adjustment Date, the Conversion Price shall decrease on the first Business Day following such Dividend Payment Date by an additional $0.04;

(iii)                               in the event of the occurrence of one or more Unpaid Dividends and the failure of the Company to pay such Unpaid Dividends by the Mandatory Conversion Date, and provided that such Unpaid Dividends have not by the Mandatory Conversion Date resulted in an adjustment to the Conversion Price pursuant to clause (i) or (ii) above, the Conversion Price shall be deemed to have decreased as of the first Business Day immediately preceding the Mandatory Conversion Price by an additional $0.04 with respect to each such Unpaid Dividend;

(iv)                              the maximum adjustment pursuant to clauses (i), (ii) and (iii) above is $0.30 and in no event shall the downward adjustment of the Conversion Price pursuant to such clauses exceed $0.30; and

(v)                                 notwithstanding clauses (i) through (iv) above, in the event an adjustment in the Conversion Price occurs pursuant to Section 13, contemporaneously with such adjustment a corresponding adjustment shall be made in the $0.04 and $0.30 amounts used in this definition, including such amounts as they may previously have been adjusted pursuant to this clause (v) (each a “Reference Amount”) so that, after giving effect to such adjustment, each reference to the applicable Reference Amount shall be to an adjusted amount that bears the same ratio to the respective Reference Amount that the Conversion Price as adjusted pursuant to Section 13 bears to $1.80 (or the then applicable Conversion Price).

“Conversion Rate” means that number of Conversion Securities into which one share of Series A Preferred Stock shall be convertible pursuant to Section 8(a) or 9(a), determined by dividing the Liquidation Preference by the Conversion Price.

“Conversion Securities” means shares of Common Stock, Non-Voting Common Stock or Series B Preferred Stock, as the case may be, as determined pursuant to Section 9(h).

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 13.

“DGCL” has the meaning set forth in the preamble.

“Dividend Payment Date” has the meaning set forth in Section 4(a)(i).

“Dividend Period” has the meaning set forth in Section 4(a).

“Exchange Property” has the meaning set forth in Section 16(a).

“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 13.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Investment Agreement” means the Investment Agreement, dated as of May 6, 2009, by and among the Company, Castle Creek, Patriot, Relational and the other investors that may become party thereto from time to time, as it may be amended from time to time.

“Issue Date” means August 11, 2009, the original date of issuance of the Series A Preferred Stock.

“Junior Securities” has the meaning set forth in Section 3.

“Liquidation Preference” means, as to the Series A Preferred Stock, $1,000 per share, plus all accrued but unpaid dividends thereon.

“Mandatory Conversion Date” means the fifth anniversary of the Issue Date.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NASDAQ Stock Market or otherwise) in the Common Stock (or such other property) or in any options, contracts or future contracts relating to the Common Stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Non-Voting Common Stock” means the non-voting Common Stock of the Company, par value $0.001 per share, contemplated by Section 9(e) of the Investment Agreement.

“Option Dividend Termination Date” has the meaning set forth in Section 4(a)(i).

“Optional Conversion Date” has the meaning set forth in Section 9(e).

“Optional Convertibility Inception Date” means the earlier to occur of (i) the date of the second anniversary of the Issue Date and (ii) the date of consummation of a Reorganization Event.

“Parity Securities” has the meaning set forth in Section 3.

“Patriot” means, collectively, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“PIK Dividends” has the meaning set forth in Section 4(a)(i)(B).

“Relational” means collectively Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P.

“Reorganization Event” has the meaning set forth in Section 16(a)(iv).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary U.S. national securities exchange or market on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national securities exchange, on the principal other market on which the Common Stock is then traded.

“Senior Securities” means any shares or equity securities that rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, senior to the Series A Preferred Stock.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series B Preferred Stock” means the series of the Company’s preferred stock as contemplated by Section 9(e) of the Investment Agreement.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the NASDAQ Stock Market is open for trading, or, if the Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the NASDAQ Stock Market, any day on which the principal national securities exchange on which the Common Stock (or such other property) is listed is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means Computershare Investor Services, LLC, the Company’s duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock, or such other successor entity as the Company may, in its sole discretion, appoint from time to time.

“Unpaid Dividend” means the Company’s failure to declare and pay dividends (including PIK Dividends or cash dividends) for any calendar quarter on the applicable Dividend Payment Date for any reason, including but not limited to restrictions under the DGCL or imposed by federal or state banking regulations or as may be imposed in writing by the Company’s primary federal or state banking regulators.

Section 3.                                            Ranking.  The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank (i) on a parity with each other class or series of preferred stock established after the Issue Date by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”) and (ii) senior to the Common Stock and each other class or series of capital stock outstanding or established after the Issue Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”).  The Company has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders subject to Section 6(b).

Section 4.                                            Dividends.

(a)                                  The Holders shall be entitled to receive with respect to each share of Series A Preferred Stock:

(i)                                     from and after the Issue Date until the first Dividend Payment Date (as defined below) following the second anniversary of the Issue Date (the “Option Dividend Termination Date”), when, as and if declared by the Board of Directors, but only out of funds legally available therefor, dividends (subject to Section 4(b) below) on each February 15, May 15, August 15 and November 15, beginning on the first such date following the Issue Date (each, a “Dividend Payment Date”), at a rate per annum equal to 9.0% of the Liquidation Preference of each such share, payable at the Company’s option with respect to each Dividend Period either in (A) cash or (B) additional shares of Series A Preferred Stock (“PIK Dividends”) (provided that, to the extent payment of PIK Dividends on any Holder’s shares of Series A Preferred Stock, taken as a whole, would result in the payment of a fractional share of Series A Preferred Stock to such Holder, such fractional share shall instead be paid in cash); and

(ii)                                  from and after the Option Dividend Termination Date, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cash dividends (subject to Section 4(b) below) at a rate per annum equal to 9.0% of the Liquidation Preference of each such share, payable in arrears on each Dividend Payment Date.  If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall accrue to the actual payment date.

The term “Dividend Period” means each period from and including a Dividend Payment Date (or the Issue Date in the case of the first Dividend Period) to but excluding the next Dividend Payment Date. The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)                                 To the extent that any such dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Company shall have no obligation to pay, and the Holders shall have no right to receive, dividends accrued for the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Securities, Junior Securities or any other class or series of capital stock or authorized preferred stock of the Company.  Holders shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or failure to make any dividend payment.

(c)                                  Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the January 31, April 30, July 31 and October 31 immediately preceding the corresponding Dividend Payment Date.

Section 5.                                            Payment Restrictions.  During any time that any shares of Series A Preferred Stock are outstanding, the Company shall not (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Common Stock or other Junior Securities, or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Parity Securities (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of such Parity Securities and the Series A Preferred Stock), unless in each case full dividends on all outstanding shares of the Series A Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment (except for (w) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Securities, (x) redemptions or purchases by conversion or exchange of Junior Securities for or into other Junior Securities, or of Parity Securities for or into other Parity Securities or Junior Securities, (y) purchases by the Company or its Affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Company or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (z) acquisitions of shares of Common Stock in respect of exercises of employee equity awards or any related tax withholding).  When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Stock and any Parity Securities, dividends declared on the Series A Preferred Stock and Parity Securities (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such Parity Securities bear to each other.

Section 6.                                            Voting Rights.

(a)                                  The Holders of the Series A Preferred Stock shall vote together with the holders of Common Stock on all matters upon which the holders of Common Stock are entitled to vote. Each share of Series A Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible pursuant to the Conversion Rate at the time of the record date for any such vote (taking into account Section 9(h) hereof, provided that solely for the purposes of determining the number of votes to which each share of Series A Preferred Stock is entitled pursuant to this Section 6(a), the Conversion Price utilized in the definition of Conversion Rate shall be deemed to be $2.00, subject to adjustment in accordance with the provisions of Section 13 with the exception of subsection (b) thereof), and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series A Preferred Stock shall be deemed to be authorized for issuance under the Certificate of Incorporation on such date and shall be included in such calculation.

(b)                                 So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to effect or validate:

(i)                                     any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including this Certificate of Designations) that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock or any Parity Security;

(ii)                                  any amendment or alteration of the Certificate of Incorporation (including this Certificate of Designations) to authorize, create or increase, or to obligate the Company to authorize, issue or increase, the authorized amount of any Senior Securities that are convertible into shares of Common Stock; or

(iii)                               any merger or consolidation of the Company with or into any entity other than a corporation, or any merger or consolidation of the Company with or into any other corporation unless the surviving or resulting corporation, or a corporation controlling such corporation that issues shares or other securities in such merger or consolidation, will thereafter have no class or series of shares or other securities either authorized or outstanding ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Company respectively authorized and outstanding immediately before such merger or consolidation, and each share of Series A Preferred Stock outstanding immediately before such merger or consolidation is changed thereby into the same number of shares, with the same voting powers, preferences and special rights, of such corporation;

provided, however, that if any such amendment, alteration or repeal described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c)                                  Notwithstanding anything to the contrary herein, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted in accordance with the terms of this Certificate of Designations.

Section 7.                                            Liquidation.

(a)                                  In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, subject to the rights of any creditors of the Company or any holders of Senior Securities or Parity Securities, the Holders at the time shall be entitled to receive liquidating distributions per share of Series A Preferred Stock in an amount equal to the greater of (i) the amount of the Liquidation Preference per share of Series A Preferred Stock and (ii) the amount that the Holders would have received in respect of the Conversion Securities issuable upon conversion of such share of Series A Preferred Stock had they converted such share of Series A Preferred Stock immediately prior to such event, in each case out of assets legally available for distribution to the Company’s stockholders, before any distribution of assets is made to the holders of the Common Stock, any other Conversion Securities or any other Junior Securities.  After payment of the full amount of such liquidating distributions, Holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

(b)           In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)           The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding up.

Section 8.               Automatic Conversion.

(a)           Subject to Sections 8(b) and 8(c), each share of Series A Preferred Stock shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 9) on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate.

(b)           Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 8 with respect to shares of the Series A Preferred Stock of any Holder shall occur unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.

(c)           Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 8 with respect to shares of Series A Preferred Stock held by any Holder shall be permitted to the extent such conversion would result in such Holder owning, together with its Affiliates, more than 14.9% (or, in the cases of Castle Creek and Patriot only, 19.9%) of the outstanding shares of Common Stock after giving effect to such conversion.  Those shares of Series A Preferred Stock which are not convertible pursuant to the preceding sentence shall remain outstanding.

Section 9.               Early Conversion at the Option of the Holder.

(a)           Subject to Sections 9(f) and 9(g), beginning from the Optional Convertibility Inception Date until the Mandatory Conversion Date, shares of the Series A Preferred Stock are convertible, in whole or in part (unless previously converted at the option of the Holder thereof pursuant to a notice delivered in accordance with Section 9(b)), on the Optional Conversion Date into shares of Common Stock at the Conversion Rate.

(b)           Any written notice of conversion (“Conversion Notice”) pursuant to this Section 9 shall be duly executed by the Holder, and specify:

(i)            the number of shares of Series A Preferred Stock to be converted;

(ii)           the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);

(iii)          if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and

(iv)          any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(c)           If specified by the Holder in the Conversion Notice that shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Series A Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

(d)           Upon receipt by the Transfer Agent of a completed and duly executed Conversion Notice, payment in compliance with Section 9(c), if applicable, and surrender of a certificate representing share(s) of Series A Preferred Stock to be converted (if held in certificated form), the Company shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the Conversion Notice.  If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Series A Preferred Stock in certificated form, the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion.  In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Series A Preferred Stock that shall not have been converted.

(e)           The issuance by the Company of shares of Common Stock upon a conversion of shares of Series A Preferred Stock pursuant to this Section 9 shall be deemed effective immediately prior to the close of business on the day (the “Optional Conversion Date”) of receipt by the Transfer Agent of the Conversion Notice and other documents, if any, set forth in Section 9(b), payment in compliance with Section 9(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Series A Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto).

(f)            Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 9 with respect to shares of the Series A Preferred Stock of any Holder shall occur unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.

(g)           Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 9 with respect to shares of Series A Preferred Stock held by any Holder shall be permitted to the extent such conversion would result in such Holder owning, together with its Affiliates, more than 14.9% (or, in the cases of Castle Creek and Patriot only, 19.9%) of the outstanding shares of Common Stock after giving effect to such conversion.  Those shares of Series A Preferred Stock which are not convertible pursuant to the preceding sentence shall remain outstanding.

(h)           In the event that, as a result of the payment or potential payment of any PIK Dividend contemplated by Section 4(a)(i)(B) or the application of the proviso contained in the definition of Conversion Price, the shares of Series A Preferred Stock held by any Holder and its Affiliates would represent upon conversion more than 14.9% (or, in the cases of Castle Creek and Patriot only, 19.9%) of the outstanding shares of Common Stock after giving effect to such conversion and taking into consideration any shares of Common Stock otherwise beneficially owned by such Holder or any of its Affiliates (the number of shares of Series A Preferred Stock representing shares of Common Stock upon conversion in excess of such percentage, the “Excess Shares”), then for all purposes of Section 8 and this Section 9 such Excess Shares shall be convertible into a number of shares of Non-Voting Common Stock or, if at such time the Company is not authorized pursuant to the Certificate of Incorporation to issue shares of Non-Voting Common Stock, a number of shares of Series B Preferred Stock in each case equivalent to the number of shares of Common Stock into which such Excess Shares would otherwise have been convertible (including, without limitation, taking into account any adjustments to such number of shares of Common Stock that would have been issuable in respect of the Excess Shares required by Section 13).  In such event, (i) each reference in Section 8 or this Section 9 to shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be deemed a reference to the applicable Conversion Security and (ii) for purposes of the adjustment provisions in Section 13, the number of shares of Common Stock outstanding at any given point of time shall include the number of shares of Non-Voting Common Stock or Series B Preferred Stock then outstanding.

Section 10.             Conversion Procedures.

(a)           On the Mandatory Conversion Date or any Optional Conversion Date (each, a “Conversion Date”), any shares of Series A Preferred Stock converted to Conversion Securities shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive Conversion Securities into which such shares of Series A Preferred Stock are convertible.

(b)           The Person or Persons entitled to receive the Conversion Securities issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such Conversion Securities as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 13, shall be made in respect of dividends payable to holders of Conversion Securities of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, Conversion Securities issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series A Preferred Stock shall have no rights with respect to Conversion Securities (including voting rights as applicable, rights to respond to tender offers for the

Conversion Securities and rights to receive any dividends or other distributions on the Conversion Securities) by virtue of holding shares of Series A Preferred Stock.

(c)           Shares of Series A Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Company, shall resume the status of authorized and unissued preferred stock of the Company, undesignated as to series and available for future issuance.

(d)           In the event that a Holder of shares of Series A Preferred Stock shall not by written notice designate the name in which Conversion Securities to be issued upon conversion of such Series A Preferred Stock should be registered or the address to which the certificate or certificates representing such Conversion Securities should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the Holder of such Series A Preferred Stock as shown on the records of the Company and to send the certificate or certificates representing such Conversion Securities to the address of such Holder shown on the records of the Company.

Section 11.             Reservation of Conversion Securities.

(a)           The Company shall at all times reserve and keep available out of its authorized and unissued Conversion Securities or shares held in the treasury of the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of applicable Conversion Securities as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.  For purposes of this Section 11(a), the number of Conversion Securities that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)           Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, Conversion Securities held in the treasury of the Company (in lieu of the issuance of authorized and unissued Conversion Securities), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)           All Conversion Securities delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)           Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)           The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 12.             Fractional Shares.

(a)           No fractional Conversion Securities shall be issued as a result of any conversion of shares of Series A Preferred Stock.

(b)           In lieu of any fractional Conversion Security otherwise issuable to a Holder in respect of any conversion pursuant to Section 8 or Section 9, the Company shall at its option either (i) issue to such Holder a whole Conversion Security, or (ii) pay an amount in cash (computed to the nearest cent) equal to such fraction times the average Closing Price of the Common Stock for the five consecutive Trading Days ending on the second Trading Day immediately preceding the applicable Conversion Date.

(c)           If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Conversion Securities issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 13.             Anti-Dilution Adjustments.

(a)           Except as provided in Section 13(c), the Conversion Price shall be subject to the following adjustments:

(i)            Stock Dividends and Distributions.  If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

     OS0
OS1

Where,

OS0 =  the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =  the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include treasury shares.  If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii)           Subdivisions, Splits and Combination of the Common Stock.  If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

     OS0
OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include treasury shares.  If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)          Debt or Asset Distributions.  If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in exchange for consideration in an amount less than the fair market value of the property so distributed then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

     SP0 – FMV
SP0

Where,

SP0 = the Current Market Price per share of Common Stock on such date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off,” where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPS

Where,

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iv)          Cash Distributions.  If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A Preferred Stock pursuant to Section 4(a)(ii), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iii) above, (c) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

      SP0 – DIV
SP0

Where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV = the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

In the event that any distribution described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(v)           Self Tender Offers and Exchange Offers.  If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

       OS0 x SP 0
AC + (SP0 x OS1)

Where,

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(b)           The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 13, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of

Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)           (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)           No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock (including without limitation pursuant to Section 4(a)), without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(iii)          The Conversion Price shall not be adjusted:

(A)          upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)           upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(C)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date and not amended thereafter;

(D)          for a change in the par value or no par value of Common Stock; or

(E)           for accrued and unpaid dividends on the Series A Preferred Stock, except to the extent set forth in the definition of Conversion Price.

(d)           Whenever the Conversion Price is to be adjusted in accordance with Section 13(a) or Section 13(b) (or the definition of Conversion Price), the Company shall:  (i) compute the Conversion Price in accordance with Section 13(a) or Section 13(b) (or the definition of Conversion Price), taking into account the one-cent threshold set forth in Section 13(c); (ii) as soon as reasonably practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 13(a) or Section 13(b) (or the definition of Conversion Price), taking into account the one cent threshold set forth in Section 13(c) (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as reasonably practicable following the determination of the revised Conversion Price in accordance with Section 13(a) or Section 13(b) (or the definition of

Conversion Price), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(e)           Notwithstanding anything to the contrary in this Section 13 or otherwise in this Certificate of Designations, the Company shall not take any action that would result in the Conversion Price being adjusted to below the then par value (if any) of the Conversion Securities deliverable upon conversion of the Series A Preferred Stock.  Additionally, under no circumstances will the number of Conversion Securities deliverable upon conversion of the Series A Preferred Stock exceed (when taken together with all other outstanding shares of Common Stock) the applicable number of Conversion Securities that the Company is authorized to issue.

Section 14.             Replacement Certificates.

(a)           The Company shall replace any mutilated stock certificate at the Holder’s expense upon surrender of such stock certificate to the Company.  The Company shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

(b)           The Company shall not be required to issue any stock certificates representing the Series A Preferred Stock on or after the Mandatory Conversion Date, except for shares held by any Holder pursuant to Section 8(c) or 9(g).  In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Company, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the Conversion Securities, or evidence of book-entry record ownership of such Conversion Securities, pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

Section 15.             Redemptions.  The Series A Preferred Stock shall not be redeemable either at the Company’s option or at the option of any Holder.

Section 16.             Reorganization Events.

(a)           In the event of:

(i)            any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person,

(ii)           any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person,

(iii)          any reclassification of the Common Stock into securities including securities other than the Common Stock or

(iv)          any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in clauses (i) through (iv), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, remain outstanding but shall become convertible, at the option of the Holders, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series A Preferred Stock would then be convertible assuming that on the date such option is exercised the Applicable Regulatory Approval has been obtained and remains in effect and disregarding for these purposes Section 9(h) (such securities, cash and other property, the “Exchange Property”).

(b)           In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section 8 shall be an amount equal to the Conversion Price in effect on the Mandatory Conversion Date.

(c)           The above provisions of this Section 16 shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 16.

Section 17.             No Impairment.  The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment as provided herein.

Section 18.             Miscellaneous.

(a)           All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this

Certificate of Designations) with postage prepaid, addressed:  (i) if to the Company, to its office at 1331 17th Street Suite 300, Denver, CO 80202-1566, Attention:  Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)           The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Designation to be signed by its duly authorized officer, on August 11, 2009.

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
Name: Paul W. Taylor
Title: Executive Vice President, Chief Financial and Operating Officer and Secretary

[Signature Page to Certificate of Designations]